                                  Exhibit 99.3
                        Exhibit (a)(1)(C) to Schedule TO
                       Preferred Shareholder Election Form

                       PREFERRED SHAREHOLDER ELECTION FORM

This Preferred Shareholder Election Form, together with the Company's Letter dated November 3, 2003 ("the Conversion Offer Letter"), and the Offer of
Conversion and Consent Statement dated November 3, 2003, constitute the
"Conversion Offer and Consent." In the event of any conflict between the terms of the Offer of Conversion and Consent Statement and any other Conversion Offer and Consent documents, the terms of the Offer of Conversion and Consent
Statement will control.

Please read all of the terms and conditions of the Offer of Conversion and
Consent carefully before making your selections.  Please indicate your election with your initials next to your selection.

ELECTION FOR OFFER OF CONVERSION:

   _________   YES, I would like to accept the Offer of Conversion whereby I
   (initial)   will receive 10 shares of common stock in exchange for
               each share of Series A Preferred stock that I own. I understand that I am waiving all accrued, unpaid dividends and interest and future dividends. I understand that in accepting the Offer of
               Conversion, I hereby also approve the amendment to the
               Certificate of Designation. I understand that the common stock
               I will receive on such conversion is unregistered and restricted, and that the Company intends to file a registration statement covering the resale of the common stock.

   _________   NO, I do not want to accept the Offer of Conversion. I understand
   (initial)   that my shares of Series A Preferred Stock will convert in accordance with the original terms of conversion, as set forth in the Certificate of Designation, at a rate of no less than $2 per share (a maximum of 1 preferred into 5 common shares). Further, I understand that if more than 50% of the originally issued
               preferred shares are converted or exchanged, at any time pursuant to this Offer of Conversion or other transaction with the
               Company, and the amendment to the Certificate of Designation is approved, my Series A Preferred Stock will automatically convert at the rate provided for in the Certificate of Designation (no less than $2 per share, or a maximum of 1 preferred into 5 common shares).

CONSENT TO AMEND THE CERTIFICATE OF DESIGNATION:
(Only required if you indicated "No" above.)

   _________   YES, I consent to the amendment to the Certificate of Designation.
   (initial)

   _________   NO, I do not consent to the amendment to the Certificate of
   (initial)   Designation.

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Print Name of Holder (Individual,        Print Name of Co-Holder (Individual,
Corporation, Custodian, Trustee)         Corporation, Custodian, Trustee)

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Signature of Holder (Authorized Person)  Signature of Co-Holder (Authorized Person)

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Date                                     Date

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We request that each Preferred Shareholder fill out the Accredited Investor
Status Form below, for purposes of our corporate records. If you do not fill out this section, you represent that there has been no change in your accredited investor status since you initially purchased your preferred shares, and that the accredited investor status you indicated in your initial purchase documents remain accurate to this date.

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                           ACCREDITED INVESTOR STATUS

Please place your INITIALS on the appropriate spaces below if you meet any of the following tests.

FOR INDIVIDUALS:

     The Holder certifies that it is an "accredited investor" because the
     Holder:

     ____had individual income of more than $200,000 in each of the most recent two years or joint income with my spouse in excess of $300,000 in each of the most recent two years and reasonably expect to reach the same income level for the current year.
     ____has an individual net worth, or joint net worth with my spouse, in excess of $1,000,000.

     "INCOME," for purposes hereof, should be computed as follows: individual gross income, as reported (or to be reported) on a federal income tax return, increased by (1) any deduction of long-term capital gains under section 1202 of the Internal Revenue Code of 1986 (the "Code"), (2) any deduction for depletion under Section 611 et seq. of the Code, (3) any exclusion for interest under
Section 103 of the Code, and (4) any losses of a partnership as reported on
Schedule E of Form 1040.
     "NET WORTH," for purposes hereof, shall be deemed to include ALL of your assets, liquid or illiquid (including such items as home, furnishings, automobile and restricted securities) MINUS any liabilities (including such items as home mortgages and other debts and liabilities).

FOR CORPORATIONS, PARTNERSHIPS, EMPLOYEE BENEFIT PLANS OR IRAS:

     The Holder certifies that it is an "accredited investor" because the Holder is:

     ____an employee benefit plan within the meaning of Title I of the Employee
     Retirement Income Security Act of 1974, provided that the investment decision is made by a plan fiduciary, as defined in section 3(21) of such
     Act, and the plan fiduciary is a bank, savings and loan association, insurance company or registered investment advisor. _____an employee benefit plan within the meaning of Title I of the Employee Retirement
     Income Security Act of 1974 that has total assets in excess of $5,000,000.
     _____an entity of which each of its shareholders, partners, or beneficiaries meets at least one of the conditions described above under
     Accredited Investor Status for Individuals. Please also INITIAL the appropriate space in that section.
     _____a self-directed employee benefit plan and the investment decision is made solely by a person that meets at least one of the conditions described above under Accredited Investor Status for Individuals. Please also INITIAL the appropriate space in that section.
     _____a corporation, a partnership or similar business trust with total assets in excess of $5,000,000.

FOR TRUST ACCOUNTS:

     The Holder certifies that it is an "accredited investor" because:

     _____the trust has total assets in excess of $5,000,000 and the investment decision has been made by a "sophisticated person." _____the trustee making the investment decision on its behalf is a bank (as defined in Section
     3(a)(2) of the Act), a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, acting in its fiduciary capacity.
     _____the Holder trustee certifies that the trust is an accredited investor because the grantor(s) of the trust may revoke the trust at any time and regain title to the trust assets and has (have retained sole investment control over the assets of the trust and the(each) grantor(s) meets at least one of the conditions described above under Accredited Investor
     Status for Individuals. Please also INITIAL the appropriate space in that section.

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